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                                                                    EXHIBIT 10.1



                             DISTRIBUTION AGREEMENT

     This Agreement, dated as of March 27, 1996 (the "Effective Date"), is made between InStent, Inc., a Delaware corporation, and its affiliated companies (collectively, "InStent"), and Medtronic, Inc., a Minnesota corporation ("Distributor").

     InStent and Distributor, in consideration of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, agree as follows:

SECTION 1 - APPOINTMENT

     1.1 Distributor. InStent hereby appoints Distributor for the Term (as defined in Paragraph 7.1) and subject to the terms and conditions of this Agreement, as its exclusive distributor of the coronary and carotid stent products identified on the attached Exhibit A (the "Products") within all countries of the world (the "Territory").

     1.2 Exclusivity. InStent shall not (i) appoint another distributor of the Products whose territory includes any portion of the Territory during the Term,
(ii) market Products within the Territory during the Term, or (iii) effect direct sales of the Products to dealers or retailers located within the Territory during the Term. InStent represents and warrants that no distributors, agents or dealers have previously been appointed in the Territory for the Products. In the event that as of the Effective Date of this Agreement there are presently appointed any other distributors for the Products in the Territory, InStent shall use all reasonable efforts to terminate all such other distributors at the earliest possible date following the Effective Date.

     1.3 Independent Contractor. Distributor is an independent contractor and is not and shall not act as the agent, employee, franchisee or partner of InStent.

     1.4 No Creation of Obligation by One Party for Other. Neither party hereto shall be entitled to, nor shall attempt to, create or assume any obligation, express or implied, on behalf of the other party hereto.

     1.5 Sub-contract or Resale. During the Term hereof, Distributor may sell the Products to customers who intend to resell the Products. Distributor may sub-contract distributorship of the Products to any third party, entity, firm or agent.

     1.6 Acceptance. Distributor accepts its appointment as Distributor of the Products in the Territory and shall use its reasonable efforts to develop sales of the Products, in the Territory, and to support InStent's marketing program in the Territory. In furtherance thereof, Distributor shall:

     (a) keep on hand a reasonable inventory of the Products sufficient to allow for prompt delivery of Products to purchasers;


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     (b) participate regularly in local or regional trade shows, medical conventions or like events within the Territory, and conduct regular local promotional, advertising and other marketing efforts for the Products;

     (c) provide appropriate and professional application advice and counseling for the Products sold by Distributor, and provide prompt follow-up service and advice to purchasers of the Products when so requested by the purchaser or by InStent;

     (d) respond promptly to sales leads or referrals furnished by InStent;

     (e) maintain and make available to InStent periodically, as reasonably requested by InStent, accurate records of Distributor's sales of Products under this Agreement;

     (f) assist promptly in executing any such recalls of Products as may be mutually agreed by InStent and Distributor, for which InStent will reimburse Distributor for its documented, reasonable, out-of-pocket expenses in connection with repurchasing Products subject to recall;

     (g) promptly advise InStent of each complaint that Distributor receives or becomes aware of concerning the Products, and promptly notify InStent as required by applicable law to report any information of which Distributor becomes aware that suggests that any of the Products may have been associated in any way with an injury to a user or patient;

     (h) advise InStent of any inquiry other than a purchase order or potential purchase order from the public, any governmental authority, any trade association or any news media, publication or reporter concerning the Products or InStent;

     (i) not use any product literature, manuals or other written materials developed by Distributor (the "Distributor Materials") without the prior written approval of InStent (such approval not to be unreasonably withheld) and Distributor shall defend, indemnify and hold harmless InStent from any claims, actions and proceedings and any damages, liability, losses, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising out of or related to any such Distributor Materials, which were not, prior to their use, approved in writing by InStent.

      1.7 Obligations of InStent.

     (a) InStent will provide to Distributor reasonable amounts of sales literature and training materials free of charge and Products samples at InStent's cost.

     (b) InStent will provide Distributor ninety (90) days advance notice in the event that it discontinues production of any of its Products.

     (c) InStent will refer all inquiries for purchases of Products received from within the Territory to Distributor.


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     (d) InStent will promptly advise Distributor of each complaint that
InStent may receive or become aware of concerning the Products, and notify Distributor as required by applicable law to report any information of which InStent becomes aware that suggests that any of the Products may have been associated in any way with an injury to a user or a patient.

     (e) InStent will use its reasonable best efforts to obtain clearance and marketing approval of the Products from (i) the United States Food and Drug Administration (the "FDA"), and (ii) any applicable regulatory or governmental authority of other countries within the Territory in which Products will be sold or distributed by Distributor.

     (f) InStent will provide Distributor reasonable advance notice with respect to proposed modifications to the Products or the specifications; all proposed modifications shall be within the confines of the then current FDA approvals.

     (g) At the expense of Distributor, InStent will assess the feasibility of modifications to the Products or the specifications proposed by Distributor and will notify Distributor with respect to cost changes resulting from any such modifications which cost changes are subject to Distributor's approval, such approval not to be unreasonably withheld.

     (h) InStent shall supply the Products in sterile condition with labeling approved by the FDA and other applicable regulatory or governmental authorities and in form and content reasonably acceptable to Distributor.

SECTION 2 - FORECASTS AND REPORTS

     2.1 Forecasts. Commencing ninety (90) days after "Commercialization" (as hereinafter defined) and at least thirty (30) days before the beginning of each three-month period thereafter (commencing three months after Commercialization), Distributor shall furnish InStent with a rolling forecast for the following twelve (12) months of Products sales by units, and an estimate of Distributor's forthcoming orders for Products during the next three months. Such rolling forecasts by Distributor shall be used for purposes of facilitating Distributor's and InStent's marketing plans and in order to meet the lead times required by certain of InStent's suppliers; provided, however, such forecasts shall not be legally binding in any manner.

     2.2 Commercialization. For the purposes of this Agreement "Commercialization" shall mean the first commercial sale of the Products in any country within the Territory after "Regulatory Approval" (as hereinafter defined) of the Products shall have been obtained. "Regulatory Approval", for the purposes of this Agreement, shall mean the notification to or concurrence, acknowledgment or approval of the FDA or any other governmental or quasi-governmental agency or regulatory body, domestic or foreign, which notification, concurrence, acknowledgment or approval is necessary for or useful to the marketing, distribution or sale of the Products within the Territory.


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SECTION  3 - TERMS OF SALE.

      3.1  Price.

     (a) Until otherwise mutually agreed to by the parties in writing, the selling price to Distributor for each model of the Products shall be equal to 35% of Distributor's average net sales price per unit of such Product model determined from Distributor's net sales quarterly on a country-by-country or region by region basis (the "ASPs"). As used herein, the term "net sales" shall mean the sales of Products by Distributor, less trade discounts, commissions, returns and allowances, excise sales tax, shipping and transportation costs, as included in the gross sales price. Sales of Products will be made by InStent to Distributor based on Distributor's reasonable estimate of Distributor's selling price for such Product, and adjusting payments will by made by one party to the other, as appropriate, within 90 days of completion of each calendar quarter such that the actual price paid for Product sold in such calendar quarter equals the ASP for such Product for such calendar quarter.

     (b) Notwithstanding anything set forth herein, all prices are payable in U.S. Dollars unless provided otherwise on the applicable invoice.

     3.2 Taxes. Distributor's prices for the Products and other amounts specified in this Agreement do not include sales, use or other applicable taxes, unless expressly stated to the contrary.

     3.3 Delivery. InStent will deliver all Products sold to Distributor FOB Eden Prairie, Minnesota, U.S.A. Title to, and all risk or loss of or damage or casualty to, such Products will pass to Distributor upon delivery. As invoiced to Distributor by InStent, Distributor will reimburse InStent for all shipping charges, premiums for freight, insurance, customs, duties and other import and export fees, and other transportation costs incurred by InStent. Distributor shall have the right to reject the Products for failure to meet Distributor's quality and regulatory assurance standards by returning such Products to InStent within thirty (30) days of delivery for credit of the purchase price or replacement of the Products.

     3.4 Payment. Unless specified otherwise in the applicable order, Distributor shall make payment to InStent for Products purchased hereunder in full within thirty (30) days of the date of InStent's invoice. InStent may, at its discretion, refuse orders, require payment in full, ship C.O.D. or halt shipments in transmit if (i) all prior invoices are not paid in full, or (ii) InStent reasonably deems such steps necessary to secure payment.

     3.5 Interest. Any amount not paid when due will be subject to finance charges at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, determined and compounded on a daily basis from the date due until the date paid. Payment of such finance charges will not excuse or cure Distributor's breach or default for late payment. If InStent retains a collection agency, attorney or other person or entity to collect overdue payments, all collection costs, including but not limited to reasonable attorney's fees, will be payable by Distributor.


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     3.6 Returns.  Distributor shall not return Products to InStent without
InStent's prior authorization promptly confirmed in writing which authorization shall not be unreasonably withheld or delayed.

SECTION 4 - CONFIDENTIALITY, PROPRIETARY RIGHTS.

     4.1 Confidentiality . Without the express prior written consent of InStent, Distributor shall not disclose or allow the disclosure to any third parties, or use other than in the performance of Distributor's duties under this Agreement, any confidential or proprietary information or trade secret of InStent, including, but not limited to, information relating to InStent's Products, technology, know-how, research, customer lists, supplier lists, marketing plans, financial information, costs or pricing information.

      4.2 Ownership.

      (a) Distributor acknowledges that:

            (i) the Products involve valuable patent, copyright, trade secret, trade name, trademark and other proprietary rights of InStent;

            (ii) no title to or ownership of such proprietary rights is transferred to Distributor under this Agreement or by use of any trademark, patent or other proprietary right; and

            (iii) InStent reserves all such proprietary rights.

     (b) Distributor will not infringe or violate any proprietary rights described in paragraph 4.2(a).

     (c) Without limiting the generality of the foregoing, Distributor will not register or attempt to register, directly or indirectly, within the Territory or elsewhere, any such patents, copyrights, trade names, trademarks or other proprietary rights without InStent's express written permission.

     4.3 Notification. Distributor promptly will notify InStent of any infringement of InStent's proprietary rights of which Distributor becomes aware, especially any such infringement relating to the activities of Distributor or any of its employees, agents, representatives or customers. InStent may, at its option, and at its expense, undertake or assume control of any legal proceeding relating to such infringement. InStent will have exclusive control over the prosecution and settlement of any such legal proceeding, and Distributor will provide such assistance related to any such legal proceeding as InStent may reasonably request at InSent's expense. Also, Distributor will assist InStent at InStent's expense in enforcing any settlement or order made in connection with any such legal proceeding.


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     4.4 Trademarks and Trade Names.  InStent hereby grants Distributor the royalty-free right to use the trademarks and trade names identified on attached Exhibit B (the "InStent Trademarks") in the Territory during the Term solely for the purpose of identifying the Products in conjunction with Distributor's marketing and sale of the Products under this Agreement, and solely in accordance with the Products quality and other standards issued from time to time by InStent. Except as permitted under this paragraph, InStent reserves all rights in the InStent Trademarks. Distributor shall not use the InStent Trademarks for any purpose other than as permitted under this paragraph. Distributor shall properly identify and accurately describe as a product of InStent all of the Products. Distributor shall not alter, remove, deface or obscure any notice of trademark, trade name, patent, copyright, proprietary right or trade secret on a Product and shall not add to a Products any other additional trademark or trade name, provided that Distributor may use thereon any trademarks of Distributor's as selected by Distributor (the "Distributor Trademarks") with the prominence of Distributor's trademarks to be at least equal to those of InStent in connection with the marketing and sale of the Products, so long as (a) InStent has previously approved such use in writing which consent shall not be unreasonably withheld, (b) the InStent Trademark is used together with the Distributor Trademark, (c) the InStent Trademark is prominently displayed, and (d) the Distributor Trademark and InStent Trademark are not commingled.

     4.5 Assignments. Upon termination of the Term, Distributor will assign to InStent or such other person or entity as InStent may designate all rights, registrations, reservations, licenses, permits and similar items made or obtained by Distributor directly relating to the Products, InStent trademarks and trade names, or any other proprietary rights of InStent (it being understood and agreed that Distributor shall not be required to assign to InStent any proprietary rights of Distributor).

SECTION 5 - WARRANTY, EXCLUSIVE REMEDIES AND LIMITATION OF LIABILITY.

      5.1 Warranty.  InStent warrants that, upon delivery:

     (a) each Product will be free from defects in materials and workmanship;

     (b) each Product will conform in all material respects to its specifications established by InStent;

     (c) each Product will not infringe any patent arising under the law of any country;

     (d) each Product at the time of delivery will not be adulterated or misbranded within the meaning of any material applicable domestic governmental regulation;

     (e) InStent's procedures will comply in all material respects with "Good Manufacturing Practices" of the FDA. and

     (f) InStent will use its reasonable efforts to comply with Distributor's quality and regulatory assurance reviews, provided that Distributor will use its reasonable efforts to assist InStent in connection with such compliance; and any costs directly incurred by InStent in


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connection with such compliance will be borne solely by Distributor, but only to the extent that such expenses were for compliance above and beyond Good Manufacturing Practices of the FDA.

     5.2 Exclusive Remedy for Defective Products. InStent will, at its option, repair, replace or otherwise correct any Product that does not conform to the warranty set forth in paragraph 5. 1 (a) or (b); provided, that (a) Distributor notifies InStent of such nonconformity before the later of expiration of six
(6) months after delivery of the non-conforming Products to Distributor or 45 days following the discovery of any latent defects, (b) Distributor, at InStent's request and Distributor's expense, returns the non-conforming Products to InStent's plant; and (c) such nonconformity is not the result of any use of the Products other than in strict accordance with InStent's instructions and user manuals.

      5.3 Exclusive Remedy for Infringement.

     (a) If any of the Products violate or, in InStent's reasonable judgment, is likely to violate, the warranty set forth in paragraph 5. 1 (c), then InStent may, at its sole option, either secure for Distributor the right to continue to distribute such Products or replace or modify any such Product to make it non-infringing or discontinue Distributor's right to distribute the particular Product until such time as the sale of such Product would be
non-infringing.   InStent shall have no liability or obligation under paragraph
5. 1 (c), paragraph 5.2, or this paragraph 5.3 for any infringement or alleged infringement that arises out of Distributor's or Distributor's customers combining or using of Products with any equipment, devices, or other goods not made by or furnished by InStent or arising out of any modification of Products not done by or at the direction of InStent.

     (b) InStent will indemnify, defend and hold Distributor harmless against any claim to, or other defect in title of, any Products which has been delivered to and fully paid for by Distributor, and against any claim that the Products infringes any third party patent or that the InStent Trademarks infringe any third party trademark in the Territory; provided that Distributor notifies InStent of such claim or defect promptly after Distributor learns of such claim or defect, InStent has exclusive control over the defense or settlement of any proceeding related to such claim or defect, Distributor provides InStent such assistance in relation to such proceeding as InStent may reasonably request at InStent's expense, and Distributor complies with any settlement or court order arising from such proceeding. InStent's liability to Distributor other than to be reimbursed for expenses in connection with the defense of a patent or trademark infringement action as set forth above, shall be limited to any damages awarded against Distributor in any proceeding resulting from such claim.

      5.4 Exclusive Remedy for Products Liability: Insurance.

     (a) InStent will indemnify, defend and hold Distributor harmless against any claim of bodily injury (including death) or damage to personal property to the extent such claim is based on strict liability or caused by negligence in the design or manufacture of the Products, provided that Distributor: (i) promptly notifies InStent of such claim; (ii) allows InStent to assume control of the defense or settlement of such claim; (iii) cooperates with InStent and provides such assistance as


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InStent may reasonably request in the conduct of the defense of settlement of such claim at InStent's expense; and (iv) does not settle such claim without InStent's written consent, which will not be unreasonably withheld. Further, in such event, InStent will: (i) pay any damages awarded against Distributor in any proceeding resulting from the claim; (ii) reimburse the expenses reasonably incurred by Distributor to provide the assistance requested by InStent in the conduct of the defense or settlement of the claim; and, (iii) if the claim is settled, pay any amounts consented to by InStent. The foregoing indemnification shall not apply to the extent any claim arises out of Distributor's negligence.

     (b) Insurance. InStent shall maintain insurance coverage issued by a responsible insurer in the amount of at least Three Million Dollars ($3,000,000) per claim for all product liability claims involving Products, shall name Distributor as an additional insured under such coverage, and shall provide to Distributor from time to time on written request a certificate of insurance from the insurer certifying that the coverage is in place.

     5.5 DISCLAIMER. INSTENT MAKES NO REPRESENTATION OR WARRANTY WITH REGARD TO ANY PRODUCT OR OTHER ITEM FURNISHED UNDER THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN PARAGRAPH 5.l. EXCEPT AS PROVIDED IN PARAGRAPHS 5.1, 5.2, 5.3 and 5.4, INSTENT DISCLAIMS AND DISTRIBUTOR WAIVES AND RELEASES ALL RIGHTS AND REMEDIES OF DISTRIBUTOR AND ALL WARRANTIES AND OBLIGATIONS OF INSTENT., EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY PRODUCT OR OTHER ITEMS DELIVERED BY OR ON BEHALF OF INSTENT UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE, AND ANY CLAIM OF INFRINGEMENT.

SECTION 6 - OTHER OBLIGATIONS OF DISTRIBUTOR

     6.1 Guaranty. Distributor shall not make or extend on behalf of InStent any written or oral warranty in respect of any of the Products except as may be contained in sales literature or brochures that are published or approved in writing by InStent. Distributor shall not advise, perform or demonstrate any use or application of any Products that is not specifically approved in writing by InStent. Distributor shall defend, indemnify and hold harmless InStent from any claims, actions and proceedings and any damages, liability, losses, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising out of or related to any breach of this paragraph by Distributor.

      6.2 Compliance With Laws.

     (a) General. Distributor will comply with applicable regulations concerning the use, handling, sale and disposition of the Products in the Territory. Distributor shall comply with all laws, ordinances and regulations of any governmental entity having jurisdiction applicable to its business with respect to the importation, sale, demonstration, use and disposition of Products, and

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shall defend, indemnify and hold InStent harmless from all claims, losses, damages, costs and liabilities (including, but not limited to reasonable attorneys' fees) arising out of any failure of Distributor to comply with this
Section 6. Distributor shall not impair the sterility or integrity of the Products while they are in Distributor's custody.

     (b) Export Control. Without limiting the generality of paragraph 6.2(a), Distributor will not, directly or indirectly, export or re-export any Products, technical data associated with the Products, or the immediate products (including, but not limited to, processes, services, data and reports) derived from use of the Products from the United States, without first obtaining if required the appropriate license from the U.S. Office of Export Licensing or its successor.

     6.3 Financial Assurance. Distributor shall maintain in force a self-insurance program and/or insurance reasonably covering Distributor's activities in furtherance of this Agreement including the operation of Distributor's motor vehicles. Distributor shall provide InStent not less than thirty (30) days advance notice of cancellation or material change in any such self-insurance program and insurance.

Section 7 - Term and Termination

     7.1 Term. This Agreement shall be in effect from the Effective Date until April 1, 2001, unless sooner terminated under paragraph 7.2 (the "Term"). Subject to Paragraph 7.4, upon the expiration of the Term, this Agreement shall terminate without further act or deed of either party.

     7.2 Termination. Upon any breach of or default under this Agreement by either party, the other party may notify the party alleged to be in breach of such fact in writing specifying the breach, whereupon the party alleged to be in breach has thirty (30) days to cure the breach. Failure to cure any such breach which is material within the thirty (30) day period, or any chronic breach of this Agreement whether cured or not, shall entitle the party giving notice to terminate this Agreement, effective immediately, by giving written notice to the other party. In addition, InStent may terminate this Agreement immediately by notice to Distributor and reject, or revoke acceptance of, any orders for Products not then in the hands of Distributor if Distributor engages in any act, practice or omission that materially impairs or imminently threatens to materially impair the goodwill associated with the Trademarks.

      7.3 Cause.

     (a) Notwithstanding the foregoing, InStent reserves the right to earlier terminate Distributor's appointment ("termination for cause") such termination to be effective thirty (30) days after the date of the written notice to that effect from InStent, in the event that any of the following events shall occur:

            (1) Upon the appointment of a receiver for the property, rights, credits or assets of Distributor, or any part of these categories;

            (2) Upon Distributor's admission that it is unable to pay its debts as they

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            become due, and/or the filing of a petition by or against
            Distributor under any law, the purpose of which is for the relief of debtors, bankruptcy, or any similar such reorganization; or

            (3) Upon an assignment by Distributor of any assets for the benefit of creditors.

     7.4 Right of Negotiation. Beginning six (6) months prior to the end of the Term, InStent and Distributor will begin to negotiate in good faith for an extension of the Term, provided that the Agreement has not been otherwise terminated pursuant to Paragraphs 7.2 and 7.3. If InStent and Distributor have not entered into a written extension of the Term of the Agreement prior to the end of the Term, neither party shall have any further obligations under this Paragraph 7.4.

     7.5 Winding up. In the event of termination, InStent will credit Distributor's account with any orders from Distributor which are shipped by InStent prior to the date of termination. In the event of any rightful termination of this Agreement, Distributor agrees to cooperate with InStent in an orderly winding up of its affairs with InStent and extend all reasonable assistance at InStent's expense to any successor for its Territory. Following any rightful termination of this Agreement, all orders for Products not within the inventory of Distributor from Distributor will be shipped to Distributor's customer therefore by InStent and InStent will bill the customer directly, paying Distributor a fee of 50% of the invoice price (net of tax, freight, commissions, insurance of other non-Products related charges) therefore, such fee to be paid upon receipt by InStent of the customer's payment of the invoice.

     7.6 Consequences. Upon any termination or expiration of any Term, all sums due to InStent shall become immediately due and payable. Distributor may, but shall not be obligated to, upon the termination or expiration of the Term, sell any Products in Distributor's inventory as to which Distributor had distribution rights hereunder during the Term. InStent may, but shall not be obligated to, repurchase at their original invoiced price all or any portion of the Products in Distributor's inventory, which six (6) months after the end of the Term have not been sold by Distributor, that are still in their factory packaging and unopened. InStent shall pay the purchase price for such Products upon Distributor's tender of the Products with a bill of sale conveying marketable title to the Products free and clear of all other claims and interests. Delivery shall be F.O.B. Distributor's principal place of business. Subparagraphs 1.6(g) and (h), Paragraphs 4.1, 4.2, 4.5, 5.1, 5.2, 5.3, 5.4 and
6.1 and Section 8 (and any other provisions which can reasonably be interpreted as surviving the expiration or termination of the Term) shall survive the expiration or termination of the Term.

SECTION 8 - COMPETITION.

     8.1 Requirement Not to Compete. Except for those stent products that Distributor has currently or hereafter owns, develops or acquires for sale and distribution by Distributor, Distributor will not, directly or indirectly, offer for sale or solicit, within the Territory, orders for
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expandable coronary or carotid stents of any other person, firm, entity or corporation other than InStent.

SECTION 9 - MISCELLANEOUS

     9.1 Limitation of Liability. EXCEPT FOR CLAIMS ARISING UNDER PARAGRAPH 5.4 OR FROM AN INTENTIONAL BREACH OF THIS AGREEMENT, IN NO EVENT SHALL INSTENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT.

     9.2 Force Majeure. Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement (other than for payment under Section 3) as a result of any cause or condition beyond such party's reasonable control.

     9.3 Distributor's and InStent's Representation. Each of Distributor and InStent represents and warrants to the other that it is free to enter into and perform this Agreement without thereby being in breach of or default under the terms of any other contract, commitment or understanding.

     9.4 Resolution of Disputes. Except as provided below, any dispute between the parties relating to, under or in connection with this Agreement, except for any dispute relating to InStent's proprietary rights in the Products or Trademarks, shall be resolved through binding arbitration. Arbitration shall be conducted in the Minneapolis, Minnesota metropolitan area, in the English language, and shall be conducted in accordance with the rules of the American Arbitration Association then in effect.

     9.5 Assignment. Distributor shall not assign this Agreement, in whole or in part, directly, by operation of law, or otherwise, except with the prior written consent of InStent; provided, however, Distributor may assign its rights under this Agreement to any corporation controlling, controlled by or under common control with Distributor. No assignment by Distributor, with or without InStent's consent, will relieve Distributor from any of its obligations under this Agreement. Nothing in this paragraph shall impair Distributor's right to hire its own employees, contractors or agents to assist in the discharge of Distributor's responsibilities under this Agreement.

     9.6 Notice. Notices or consents under this Agreement shall be in writing and delivered personally or, if mailed, shall be sent certified mail, return receipt requested, or by telex or facsimile or overnight express service, if addressed to the recipient's address set forth herein, or in either case to such other address as may be established by notice to the other party. Notice shall be effective only upon actual receipt.


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     Notices to Distributor at:
     Medtronic, Inc.
     Attention: Chief Operating Officer
     7000 Central Avenue N.E.
     Minneapolis, MN 55432

     Notices to InStent at:
     InStent, Inc.
     Attention: Chief Executive Officer
     6271 Bury Drive
     Eden Prairie, MN 55346

     9.7 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the specific subject matter herein, and shall not be waived, amended or rescinded except by a writing signed by the party to be charged thereby.

     9.8 Non-waiver. The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

     9.9 Interpretation. The English language of this Agreement shall govern any interpretation of or dispute regarding the terms of this Agreement. Section and Paragraph captions are for convenience of reference and do not alter or limit the terms of this Agreement.

      9.10 Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the local laws of the State of Minnesota, without regard to conflicts of law provisions and not including the provisions of the 1980 U.N. Convention in Contracts for the International Sale of Goods. Distributor irrevocably consents, and submits to the jurisdiction of the Federal and State courts of and located in the State of Minnesota. Distributor will not commence or prosecute any suit, claim, or proceeding arising under this Agreement other than in the courts identified in the preceding sentence. Except as expressly provided in this Agreement, any remedy set forth in this Agreement is in addition to any other remedy under this Agreement, any other contract, by law or otherwise.

     9.11 Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be effective as of the day and year first above written.


MEDTRONIC, INC.

By:  __________________________

Its:  __________________________



INSTENT, INC.

By:  __________________________

Its:  __________________________

                                   EXHIBIT A
                                    PRODUCTS


The following products and delivery systems therefor and all improvements, enhancements, and successors and accessories thereto are "Products" under this
Agreement:


                 -    CardioCoil coronary stent
                 -    Balloon-expandable tubular coronary stent
                 -    CarotidCoil stent

                                   EXHIBIT B
                                      LIST
                                       OF
                                    INSTENT
                           TRADEMARKS AND TRADENAMES


CARDIOCOIL